UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 2, 2019

GARRETT MOTION INC.

(Exact name of Registrant as specified in its Charter)

Delaware	1-38636	82-487189
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

La Pièce 16, Rolle, Switzerland	1180
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +41 21 695 30 00

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value per share	GTX	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 2, 2019, Garrett Motion Inc. (the “Company”) and Alessandro Gili entered into an agreement (the “Agreement”) providing for Mr. Gili’s separation from the Company. In accordance with the Agreement, on September 4, 2019, Mr. Gili resigned as the Company’s Senior Vice President and Chief Financial Officer, effective September 30, 2019. On September 5, 2019, the Company’s Board of Directors (the “Board”) elected Peter Bracke, the Company’s current Vice President, FP&A and Business Finance, as the Company’s Interim Chief Financial Officer, effective September 6, 2019, while the Company searches for a permanent successor to Mr. Gili. The Board also designated Mr. Bracke as the Company’s principal financial officer, effective September 6, 2019, succeeding Mr. Gili in that role.

Under the Agreement, the Company has agreed to provide Mr. Gili with the following payments and benefits: (i) continued salary payments, and a cash allowance in accordance with the applicable Company car policy, with the continued salary payments payable in accordance with the Company’s normal payroll practices during the period commencing on September 30, 2019 and ending on the earlier of February 29, 2020 or the date on which Mr. Gili obtains full-time employment with another employer (such earlier date, the “Termination Date”), (ii) a severance payment in the amount of CHF 1,450,000 (equal to approximately $1,469,694), (iii) a prorated annual incentive bonus in the amount of CHF 328,845 (equal to approximately $333,311) and (iii) accelerated vesting in full of 55,569 of Mr. Gili’s unvested Company restricted stock units. Any other unvested Company equity awards held by Mr. Gili will be forfeited without payment therefor. In addition, the Company has agreed to pay costs associated with the preparation of Mr. Gili’s 2019 tax return (as well as his 2020 tax return, if the Termination Date occurs in 2020), and any reasonable relocation costs within twelve months of the execution of the Separation Agreement.

For a period of two years following the Termination Date, Mr. Gili will continue to be subject to the Company’s non-competition agreement. In addition, the Separation Agreement contains a mutual non-disparagement provision.

Mr. Bracke, 53, has served as the Company’s Vice President, FP&A and Business Finance since the Company’s spin-off from Honeywell International Inc. (“Honeywell”) in October 2018 (the “Spin-Off”). Prior to the Spin-Off, Mr. Bracke held a number of roles at Honeywell, including Vice President Finance, Portfolio Transformation and Acting Chief Financial Officer of Honeywell Transportation Systems from October 2017 to the completion of the Spin-Off; Vice President and Chief Financial Officer, Honeywell Homes and Building Technologies from July 2016 to October 2017; Vice President and Chief Financial Officer, Honeywell Environmental and Energy Solutions from July 2015 to July 2016; and Vice President and Chief Financial Officer, Honeywell Transportation Systems from August 2009 to July 2015. Prior to joining Honeywell, he spent four years as an auditor with KPMG.

In connection with Mr. Bracke’s appointment as Interim Chief Financial Officer, effective September 6, 2019, Mr. Bracke and the Company’s subsidiary, Garrett Motion Sàrl, entered into an amendment to Mr. Bracke’s employment agreement, pursuant to which his annual base salary was increased from CHF 363,960 (equal to approximately $368,903) to CHF 445,593 (equal to approximately $451,645 and his target annual cash bonus opportunity was increased from 40% to 60% of his annual base salary. The amendment provides that Mr. Bracke’s annual base salary and target bonus opportunity will revert back to the previous amounts when Mr. Bracke ceases to serve as the Interim Chief Financial Officer of the Company. In connection with his appointment, the Company has agreed to grant Mr. Bracke an award of restricted stock units valued at $200,000, 100% of which will vest on the second anniversary of the grant date, subject to continued employment through the vesting date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 6, 2019	Garrett Motion Inc.

	By:	/s/ Jerome Maironi
Jerome Maironi Senior Vice President, General Counsel and Corporate Secretary